Exhibit 99.1

Solta Medical Affirms Q4 2011 Financial Outlook

Company to Meet with Investors at Needham and JP Morgan Conferences

HAYWARD, Calif., January 9, 2011-- Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today reiterated the company’s expectations for its financial results for the fourth quarter ended December 31, 2011 as follows:

•	The company expects revenue for the fourth quarter of 2011 to be $32 million to $34 million. Revenue for the full year 2011 is expected to be in the range of $115 million to $117 million.

•

Non-GAAP gross margin is expected to be in the range of 66% to 68% for the full year 2011. Non-GAAP gross margin excludes non-cash amortization charges, non-cash stock based compensation charges, and acquisition related adjustments.

•

The company expects to generate positive non-GAAP EBITDA for the fourth quarter and for the full-year 2011. Non-GAAP EBITDA excludes non-cash amortization charges, non-cash stock based compensation charges, and acquisition related adjustments.

In addition, the company expects to report a cash balance as of December 31, 2011 of approximately $17 million and that it had drawn a total of approximately $25 million from credit facilities with Silicon Valley Bank to facilitate the acquisition of Liposonix that occurred in November.

The Company plans to report fourth quarter and full year 2011 financial results on Monday, February 13, 2012.

The company confirmed its initial financial outlook for the fourth quarter due to management’s participation in the Needham Conference and investor meetings during the JP Morgan Conference held in San Francisco next week.

Stephen J. Fanning, Chairman, President and Chief Executive Officer, will be presenting at the 14th Annual Needham Growth Conference on Thursday, January 12, 2012 at 10:00 am Eastern Time at the New York Palace Hotel, New York. Attendance at

this conference is by invitation only. Solta will offer a live audio webcast of its presentation which may be accessed at the Investor Relations section of the Company’s website at www.solta.com. An archived replay of the presentation will be available for 15 days, also at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry´s six premier brands: Thermage®, Fraxel®, Liposonix®, Isolaz®, CLARO® and Clear + Brilliant®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. The Liposonix system uses advanced high–intensity focused ultrasound (HIFU) technology to permanently destroy targeted fat just beneath the skin in the treatment areas of the abdomen and flanks as a noninvasive, nonsurgical approach to aesthetic waist circumference reduction. Isolaz was the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild–to–moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over–the–counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. Clear + Brilliant is a unique, cost–effective treatment that utilizes safe, fractional laser technology to correct and prevent early signs of aging and is FDA cleared and CE marked. Since 2002, over one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward–looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Examples of such forward–looking statements include, but are not limited to, the expected financial results for the fourth quarter and full year of 2011. Forward-looking statements are based on management´s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta´s actual results or the occurrence of expected events to differ materially from the statements contained herein. Factors that might cause such a difference include risks arising in connection with the parties´ efforts to comply with and satisfy applicable regulatory clearances, risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development, integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property, and tax or employment issues. Further information on potential risk factors that could affect Solta´s business and its financial results are detailed in its Form

10–K for the year ended December 31, 2010, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward–looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn Chief Financial Officer 510-786-6890	Doug Sherk/Jenifer Kirtland (investors) EVC Group 415-568-4887

Web Site: http://www.Solta.com